Exhibit 99.1

Prime Medicine Reports Third Quarter 2025 Financial Results and Provides Business Updates
-- New preclinical data for PM577 in Wilson’s Disease (WD) to be presented at AASLD; on-track to file IND and/or CTA in H1’26, with initial clinical data expected in 2027 --
-- Nominated PM647 as development candidate for Alpha-1 Antitrypsin Deficiency (AATD); on-track to file IND and/or CTA in mid-2026, with initial clinical data expected in 2027 --
-- Strengthened leadership team with the appointment of Matthew Hawryluk, Ph.D., M.B.A. as Chief Business Officer --
-- Company to host virtual KOL event at 8:00am ET on Wednesday, November 12, 2025 to showcase Wilson’s Disease Strategy --
Cambridge, Mass., November 07, 2025 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results for the quarter ended September 30, 2025 and provided a business update.
“We remain steadfast in executing our focused strategy, with efforts centered on advancing our liver-targeted programs in WD and AATD, our Cystic Fibrosis (CF) program as well as exploring additional collaborations – like our efforts with Bristol Myers Squibb – that can expand the reach and impact of our technology,” said Allan Reine, M.D., Chief Executive Officer of Prime Medicine. “In recent months, we’ve made meaningful progress across these priorities. In August, we nominated PM647 as our development candidate for AATD, marking a significant step toward delivering a best-in-class therapy capable of correcting the mutant AATD protein back to normal. And, earlier this week, we welcomed Matthew Hawryluk, Ph.D., M.B.A., as Chief Business Officer, adding a senior leader with deep experience in building companies through internal innovation and high-value strategic collaborations. Following our recent financing, we believe we are well positioned to continue executing across our pipeline and to leverage the versatility and broad reach of our platform to treat some of the most devastating genetic diseases.”
Dr. Reine continued, “This progress continues as we enter the fourth quarter. This weekend, we’ll present new preclinical data with PM577 at AASLD, further reinforcing our belief that Prime Editing can precisely correct the disease-causing mutations in patients suffering from Wilson’s Disease.”
Prime Medicine’s Pipeline:
Prime Medicine is currently advancing in vivo programs to cure two of the largest genetic liver diseases, Wilson’s Disease (WD) and Alpha-1 Antitrypsin Deficiency (AATD). Prime Medicine expects to file an investigational new drug application (IND) and/or clinical trial application (CTA) for its WD program in the first half of 2027 and for its AATD program in mid-2026; initial clinical data from both studies are expected in 2027.
Prime Medicine is also advancing an in vivo Cystic Fibrosis (CF) program with support from the Cystic Fibrosis Foundation, and efforts to develop Prime Edited CAR-T products for hematology, immunology and oncology in partnership with Bristol Myers Squibb. Additionally, following positive proof-of-concept data from the first two patients treated in its Phase 1/2 study of PM359 for the treatment of Chronic Granulomatous Disease (CGD), Prime Medicine plans to continue to engage in regulatory interactions with the U.S. Food and Drug Administration (FDA) to explore efficient ways to make this medicine available to patients in need.

Recent Business Updates
•Today, Prime Medicine announced that it will present new preclinical data for PM577 at the American Association for the Study of Liver Diseases (AASLD) Liver Meeting (November 7-11, 2025). Details of the late-breaking poster presentation are as follows:
•Title: Normalization of hepatic copper level detected by ⁶⁴Cu PET imaging in mice treated with Prime Editor that precisely corrected ATP7B p.H1069Q mutation causing Wilson disease
•Date: Sunday, November 9, 2025
•Time: 8:00am – 5:00pm ET
•Presentation Number: 5032
•Session: Sunday Late Breaking Posters
•In August 2025, Prime Medicine nominated PM647 as its development candidate for the treatment of AATD. In fully humanized mouse models, treatment with PM647 achieved high levels of editing efficiency and demonstrated restoration of the corrected isoform (M-AAT) into the healthy human range at clinically relevant doses. PM647 is delivered using Prime Medicine’s universal liver lipid nanoparticle (LNP), which the Company believes may enable significant efficiencies in pre-clinical development, manufacturing and clinical development.
Recent Corporate Updates:
•In November 2025, Prime Medicine announced the appointment of Matthew Hawryluk, Ph.D., M.B.A. as Chief Business Officer. Dr. Hawryluk will lead Prime Medicine’s business development, corporate strategy and alliance management functions, advancing the company’s efforts to expand the reach of Prime Editing through partnerships and collaborations.
•Prime Medicine will host a virtual KOL event on Wednesday, November 12, 2025, from 8:00-9:00am ET. This event will provide insight into Prime Medicine’s Wilson’s Disease strategy, with a focus on PM577. In addition to company management, the event will feature Dr. Michael Schilsky, Professor of Medicine at Yale School of Medicine and Medical Director of the Adult Liver Transplant program at Yale New Haven Transplantation Center. The event will be webcast live and those who intend to join can pre-register for the webcast here.
Third Quarter 2025 Financial Results
•Research and Development (R&D) Expenses: R&D expenses were $44.0 million for the three months ended September 30, 2025, as compared to $40.3 million for the three months ended September 30, 2024. The increase in R&D expenses is driven primarily by license and intellectual property costs and facility related expenses, offset by Prime Medicine’s strategic focus on advancing its in vivo liver franchise, deprioritization of its CGD program, and a reduction in R&D personnel resulting from the workforce reduction.
•General and Administrative (G&A) Expenses: G&A expenses were $11.2 million for the three months ended September 30, 2025, as compared to $14.1 million for the three months ended September 30, 2024. The decrease in G&A expenses is primarily driven by a decrease in personnel costs resulting from the workforce reduction.
•Net Loss: Net loss was $50.6 million for the three months ended September 30, 2025, as compared to $52.5 million for the three months ended September 30, 2024.
•Cash Position: As of September 30, 2025, cash, cash equivalents, investments, and restricted cash were $227.0 million, as compared to $204.5 million as of December 31, 2024.

Financial Guidance
Based on its current operating plans, Prime Medicine expects that its cash, cash equivalents and investments of $213.3 million as of September 30, 2025 will be sufficient to fund its operating expenses and capital expenditure requirements into 2027.
About Prime Medicine
Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is deploying its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated one-time curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types. Taken together, Prime Editing’s versatile gene editing capabilities could unlock opportunities across thousands of potential indications.
Prime Medicine is currently progressing a diversified portfolio of investigational therapeutic programs organized around our core areas of focus: liver, lung, and immunology and oncology. Across each core area, Prime Medicine is focused initially on a set of high value programs, each targeting a disease with well-understood biology and a clearly defined clinical development and regulatory path, and each expected to provide the foundation for expansion into additional opportunities. Over time, the Company intends to maximize Prime Editing’s broad and versatile therapeutic potential, as well as the modularity of the Prime Editing platform, to rapidly and efficiently expand beyond the diseases in its current pipeline, potentially including additional genetic diseases, immunological diseases, cancers, infectious diseases, and targeting genetic risk factors in common diseases, which collectively impact millions of people. For more information, please visit www.primemedicine.com.
From time to time Prime Medicine may use its website, its X, formerly Twitter, account (@PrimeMedicine) or its LinkedIn profile at https://www.linkedin.com/company/prime-medicine to distribute material information. Its financial and other material information is routinely posted to and accessible on the Investors section of its website, available at www.primemedicine.com. Investors are encouraged to review the Investors section of its website because the Company may post material information on that site that is not otherwise disseminated by the Company. Information that is contained in and can be accessed through the Company’s website or its social media is not incorporated into, and does not form a part of, this press release.
© 2025 Prime Medicine, Inc. All rights reserved. PRIME MEDICINE, the Prime Medicine logos, and PASSIGE are trademarks of Prime Medicine, Inc. All other trademarks referred to herein are the property of their respective owners.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the significance of data from its Phase 1/2 trial of PM359; the planned regulatory interactions with the FDA based on the data from its Phase 1/2 trial of PM359 and the outcomes of any such interactions; the continued development and advancement of its CF, AATD and WD programs, including the anticipated timing of filing an IND and/or CTA application for its WD program in the first half of 2027 and for its AATD program in mid-2026, and initial clinical data for both programs in 2027; the potential of PM359 to address the unmet medical need for patients with CGD; the initiation, timing, progress, and results of its research and development programs, preclinical studies and future clinical trials, including the release of data related thereto; the potential of Prime Editing to correct the causative mutations of, and to cure, diseases, including AATD, WD, CF and CGD; the potential for its universal LNP platform to precisely deliver Prime Editors and enable significant efficiencies in pre-clinical development, manufacturing and clinical development; the partnership with Bristol Myers Squibb and the Cystic Fibrosis Foundation, the intended and potential benefits thereof, and its ability to enter into additional partnerships; its expectations regarding the breadth of Prime Editing technology and the implementation of its strategic plans for its business, programs, and technology; the potential of Prime Editing to unlock opportunities across thousands of potential indications; and its expected cash runway.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to Prime Medicine’s product candidates entering clinical trials; the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; Prime Medicine’s expectations regarding the anticipated timeline of its cash runway and future financial performance; and general economic, industry and market conditions. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contacts

Gregory Dearborn
Prime Medicine
857-209-0696
gdearborn@primemedicine.com

Hannah Deresiewicz
Precision AQ
212-362-1200
hannah.deresiewicz@precisionaq.com

Condensed Consolidated Balance Sheet Data
(unaudited)

(in thousands)	September 30, 2025	December 31, 2024
Cash, cash equivalents, and investments	$213,287	$190,442
Total assets	$385,012	$297,508
Total liabilities	$223,191	$144,359
Total stockholders’ equity	$161,821	$153,149

Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended September 30,
(in thousands, except share and per share amounts)	2025	2024
Revenue:
Collaboration revenue — related party	$1,179	$—
Collaboration revenue	46	209
Total revenue	1,225	209
Operating expenses:
Research and development	43,990	40,340
General and administrative	11,208	14,101
Total operating expenses	55,198	54,441
Loss from operations	(53,973)	(54,232)
Other income:
Change in fair value of short-term investment — related party	1,454	215
Interest income	1,141	697
Accretion (amortization) of investments	752	885
Other income, net	44	(83)
Total other income, net	3,391	1,714
Net loss attributable to common stockholders	$(50,582)	$(52,518)
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.44)
Weighted-average common shares outstanding, basic and diluted	160,503,183	119,764,270